EXHIBIT 1
                         WOODFIELD ENTERPRISES, INC.
                              d/b/a SIMPLY CIGARS

                    REPORT ON AUDIT OF FINANCIAL STATEMENTS
              FOR THE PERIOD JULY 15, 1996 (DATE OF INCEPTION) TO
                               DECEMBER 31, 1996

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TABLE OF CONTENTS

                                                                        PAGES
                                                                        -----

Report of Independent Accountants                                         1

Financial Statements:

        Balance Sheet                                                      2

        Statement of Operations                                            3

        Statement of Stockholders' Equity                                  4

        Statement of Cash Flows                                            5

        Notes to Financial Statements                                     6-8


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REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Woodfield Enterprises, Inc.
d/b/a Simply Cigars

We have audited the accompanying balance sheet of Woodfield Enterprises, Inc. d/b/a Simply Cigars as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from July 15, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodfield Enterprises, Inc. d/b/a Simply Cigars as of December 31, 1996 and the results of its operations, changes in stockholders' equity and cash flows for the period from July 15, 1996 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND, L.L.P.

Miami, Florida
March 11, 1997


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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
BALANCE SHEET
December 31, 1996

                                     ASSETS

Current assets:
        Cash and cash equivalents                                     $ 431,430
        Receivables                                                      26,303
        Merchandise inventories                                         247,575
        Prepaid expenses and other current assets                        14,824
                                                                      ---------

                Total current assets                                    720,132

Property and equipment, net                                             226,208

Other assets:
        Deposits                                                         10,385
        Other                                                             3,373
                                                                      ---------

                                                                      $ 960,098
                                                                      =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Accounts payable - trade                                      $ 163,552
        Note payable to stockholder                                     100,000
        Accrued salaries, bonuses and employee benefits                  28,834
        Other accrued expenses                                           32,034
                                                                      ---------

               Total current liabilities                                324,420
                                                                      ---------

Commitments (Note 6)

Stockholders' equity:
        Common stock, $0.001 par value; 5,000,000
         shares authorized; 4,000,000 shares issued
         and outstanding                                                  4,000
        Additional paid in capital                                      687,500
        Stock Subscriptions Receivable                                   (1,400)
        Accumulated deficit                                             (54,422)
                                                                      ---------

              Total stockholders' equity                                635,678
                                                                      ---------

                                                                      $ 960,098
                                                                      =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       2

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
STATEMENT OF OPERATIONS
FOR THE PERIOD JULY 15, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


Sales                                                                 $ 348,062
Cost of goods sold                                                      161,414
                                                                      ---------

        Gross profit                                                    186,648

Selling, general and administrative expenses                            241,070
                                                                      ---------

         Net loss                                                     $ (54,422)
                                                                      =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       3

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


WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD JULY 15, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                     COMMON STOCK          ADDITIONAL                     STOCK
                                NUMBER OF                   PAID-IN     ACCUMULATED    SUBSCRIPTION
                                 SHARES        AMOUNT       CAPITAL       DEFICIT       RECEIVABLE       TOTAL
                               ----------    ----------    ----------   -----------    -------------  -----------
Issuance of common stock
  at inception                 3,000,000    $    3,000    $  188,500    $        0     $   (1,400)    $  190,100

Additional issuance of
  common stock                 1,000,000         1,000       499,000             0              0        500,000
Net loss                               0             0             0       (54,422)             0        (54,422)
                              ----------    ----------    ----------    ----------     ----------     ----------

Balance, December 31, 1996     4,000,000    $    4,000    $  687,500    $  (54,422)    $   (1,400)    $  635,678
                              ==========    ==========    ==========    ==========     ==========     ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       4

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
STATEMENT OF CASH FLOWS
FOR THE PERIOD JULY 15, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

Cash flows from operating activities:
   Net loss                                                           $ (54,422)

   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                                        7,697
     Change in assets and liabilities:
     Receivables                                                        (26,303)
     Merchandise inventories                                           (247,575)
     Prepaid expenses and other current assets                          (14,824)
     Deposits                                                           (10,385)
     Other assets                                                        (3,373)
     Accounts payable - trade                                           163,552
     Accrued salaries, bonuses and employee benefits                     28,834
     Other accrued expenses                                              32,034
                                                                      ---------

     Net cash used in operating activities                             (124,765)
                                                                      ---------

Cash flows from investing activities:
     Capital expenditures                                              (233,905)
                                                                      ---------

         Net cash used in investing activities                         (233,905)
                                                                      ---------

Cash flows from financing activities:
     Proceeds from borrowings                                           300,000
     Repayment of amounts borrowed                                     (200,000)
     Proceeds from sale of common stock                                 690,100
                                                                      ---------

        Net cash provided by financing activities                       790,100
                                                                      ---------
Net increase in cash and cash equivalents                               431,430

Cash and cash equivalents at beginning of period                              0
                                                                      ---------

Cash and cash equivalents at end of period                            $ 431,430
                                                                      =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       5

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS:

    Woodfield Enterprises Inc., d/b/a Simply Cigars ("the Company") is a speciality mall-based retailer of premium cigars and accessories. The Company was incorporated pursuant to the laws of the State of Florida in July 1996 and commenced operations in November 1996. The Company operates in regional malls, primarily in the Midwest and Northeastern United States.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    Cash equivalents include short-term investments with a term to maturity of three months or less when purchased.

    REVENUE RECOGNITION

    Revenue from sales of products is generally recognized upon delivery to customers. The Company has established programs, which, under specific conditions, enable customers to return products. The Company establishes liabilities for estimated returns and allowances at the time of delivery to customers.

    INVENTORY

    Inventory is stated at the lower of cost or market. Cost is determined using the average cost method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to income as incurred; improvements and betterments are capitalized. Upon the retirement or sale of property and equipment, the accounts are relieved of the cost and accumulated depreciation, and any resulting gains or losses are recognized.

                                       6

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
NOTES TO FINANCIAL STATEMENTS, CONTINUED


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

    INCOME TAXES

    The Company provides for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. Valuation allowances are established for deferred tax assets when it is more likely than not that such amounts will be realized.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                      1996
                                    --------

Furniture and fixtures              $214,974
Computer equipment                    18,931
                                    --------

                                     233,905

Less accumulated depreciation          7,697
                                    --------

                                    $226,208
                                    ========

4.  Note Payable:

    The note payable to stockholder at December 31, 1996, is uncollateralized, non-interest bearing, and is due on demand.

    During the period July 15, 1996 (date of inception) to December 31, 1996, one of the Company's principal stockholders loaned the Company an additional $200,000. This loan was fully repaid by the Company by December 31, 1996.

                                       7

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
NOTES TO FINANCIAL STATEMENTS

5.  INCOME TAXES:

    Based on the weight of available evidence, a valuation allowance has been provided to offset a net deferred tax asset of approximately $20,000 at December 31, 1996. This amount relates principally to the tax effect of net operating loss carryforwards. The net operating loss carryforwards, which amount to approximately $54,000 as of December 31, 1996, begin to expire in 2011.

6.  COMMITMENTS:

    As of December 31, 1996, the Company is committed for the payment of minimum annual lease payments pursuant to operating leases for the operation of its kiosk in regional malls as follows:


                YEARS ENDING DECEMBER 31,
                -------------------------

                          1997               $277,128
                          1998                110,601
                          1999                 95,804
                          2000                 19,113
                                             --------

                                             $502,646
                                             ========

    Total rent charged to operations during the period ended December 31, 1996 was approximately $40,000. The terms of the Company's operating leases include provisions for payment of additional rents based on specified percentages of gross sales reported by the kiosk during lease periods. No percentage rent payments were required for the period ended December 31, 1996.

7.  STOCKHOLDERS' EQUITY (DEFICIT):

    On October 24, 1996, the shareholders of the Company approved a resolution which amended the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 1,000 shares, par value $1.00 to 5,000,000 shares, par value $0.001. All applicable share data have been retroactively adjusted to give effect to this increase.

    In connection with the issuance of common stock during the period July 15, 1996 (date of inception) to December 31, 1996, the Company issued warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share, exercisable through November 30, 2001.

                                       8